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                                                                     Exhibit 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION


Northrop Grumman Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

         FIRST: That at a meeting of the Board of Directors of Northrop Grumman Corporation resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, That the Certificate of Incorporation of this corporation be amended by changing the Fourth Article, Paragraph 1 thereof so that, as amended said Article and Paragraph shall be and read as follows:

                  "FOURTH: 1. The total number of shares of stock which the Corporation shall have authority to issue is Four Hundred Ten Million (410,000,000), consisting of Four Hundred Million (400,000,000) shares of Common Stock, par value One Dollar ($1.00) per share (the "Common Stock"), and Ten Million (10,000,000) shares of Preferred Stock, par value One Dollar ($1.00) per share (the "Preferred Stock").


         SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Northrop Grumman Corporation has caused this Certificate to be signed by John H. Mullan, its Corporate Vice President and Secretary, this 21st day of May 2001.


                                    By John H. Mullan
                                       ----------------------------------------
                                       Corporate Vice President and Secretary


Los Angeles, California